Exhibit 5

                                 Law Offices Of
                                DANIEL C. MASTERS
                   4490 Philbrook Square, San Diego, CA 92130
                   Tel: (858) 523-1177 *** Fax: (858) 523-1102
                            Email: masters@lawyer.com


May 25, 2006

Board of Directors
Maple Mountain Explorations Inc.
1313 East Maple Street, Ste. 201
Bellingham, Washington

     Re: Registration Statement on Form SB-2 of Shares of Common Stock of
         Maple Mountain Explorations Inc.

Dear Sirs,

I have acted as counsel to Maple Mountain Explorations Inc. (the "Company") in connection with the Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended ("the Act"), which you are filing with the Securities and Exchange Commission with respect to 2,500,000 shares of Common Stock which may be offered and issued at a price of $0.02 per share pursuant to a resolution of the Board of Directors authorizing such issuance.

I have examined the Registration Statement and such documents and records of the Company, as I have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies, and the genuineness of all signatures.

Based upon and subject to the foregoing, I am of the opinion that any shares that may be issued pursuant to the offering have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such shares, the sale thereof by the Company in accordance with the terms of the Registration Statement and the receipt of consideration therefore in accordance with the terms of the Registration Statement, such shares will be validly issued, fully paid and non-assessable. This opinion only concerns the status of the shares to be issued under the Registration Statement; I express no opinion on any other matter.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,


/s/ Daniel C. Masters
---------------------------
Daniel C. Masters